Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 23, 2006
Contacts:	Ken Taylor, EVP/CFO
Hope Attenhofer, SVP/Marketing Director
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS RECORD EARNINGS

Porterville, CA – October 23, 2006 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced record operating results for the nine months ended September 30, 2006. Net income for that period totaled $14.5 million, a 22% increase relative to the same period in 2005. Diluted earnings per share were $1.41 for the first nine months of 2006, representing an increase of 24% over earnings per share for the same period in 2005. Net income for the third quarter of 2006 was $4.9 million, a 1% increase relative to third quarter 2005. Diluted earnings per share were $0.48 for the quarter, an increase of 2% in comparison to diluted earnings per share of $0.47 in the third quarter of 2005. The improvement in earnings was not as pronounced for the quarter as for year-to-date results, since third quarter 2005 earnings include a $536,000 recovery of interest and fees and a reduced loan loss provision enabled by the recovery of previously charged-off loan balances.

Sierra Bancorp’s return on average equity during the first nine months was 23.3% in 2006 compared to 21.3% in 2005, and its return on average assets for the same period was 1.7% in 2006 and 1.6% in 2005. The Company generated a third quarter return on average equity of 22.7% in 2006 versus 25.0% in 2005, while return on assets was 1.7% for the third quarter of 2006 as compared to 1.9% in the third quarter of 2005.

“Our financial accomplishments in 2006 are the result of a united team effort,” commented James C. Holly, President and CEO. “Highly dedicated employees with a strong sense of accountability to our shareholders have created a dynamic momentum within the Bank,” Holly explained, “and we plan to capitalize on this energy to develop an even better bank going forward.”

Financial Highlights

Loan balances experienced robust growth in the third quarter of 2006, although at a slightly lower rate than in the previous two quarters. Gross outstanding loan and lease balances increased by $33 million during the third quarter of 2006, relative to increases of $40 million and $54 million, respectively, in the second quarter and first quarter of this year. The growth in the third quarter brings the year-to-date 2006 increase in outstanding loan and lease balances to $127 million, due primarily to organic growth in commercial and real-estate loans. Management expects loan growth of $15 million to $20 million in the fourth quarter of 2006, although no assurance can be provided that this growth will materialize. Deposits have increased by $15 million thus far in 2006, but aggregate deposits would have declined if not for a $40 million increase in wholesale-sourced brokered deposits. Money market deposits have increased by $21 million during the year due to growth in money market sweep accounts, and time deposits under $100,000 are up by $15 million, but non-interest bearing demand deposits are down by $29 million and NOW/savings deposits are $17 million lower.

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Sierra Bancorp Financial Results

October 23, 2006

Growth in average earning assets has boosted net interest income in 2006, but our net interest margin has been negatively impacted because relatively high-cost brokered deposits have been used to replace core deposit runoff and Federal Home Loan Bank borrowings have been used to fund loan growth. The Company’s net interest margin was 5.66% in the first nine months and 5.44% for the third quarter of 2006, but would have been about 12 basis points higher year-to-date and 16 basis points higher for the quarter had there been no growth in interest-earning assets during the year. Attrition in non-interest bearing demand deposits since year-end 2005 also reduced the year-to-date 2006 net interest margin by about 5 basis points and the third quarter 2006 net interest margin by 10 basis points.

Because the Company’s interest rate risk profile is asset-sensitive, our net interest margin was also negatively impacted in the third quarter of 2006 by the stabilization (or slight decline) in short-term interest rates. It was, however, favorably impacted by a drop in non-performing assets, which have declined to $565,000 at September 30, 2006 from $3.6 million a year ago and $842,000 at year-end 2005. Net charge-offs, however, have increased to $1.6 million for the nine months ended September 30th and $729,000 for the third quarter of 2006, from net recoveries in the first nine months and the third quarter of 2005. Charge-offs for the third quarter of 2006 include an unsecured $443,000 loan, although the borrower has subsequently entered into an agreement with the Bank and full repayment of principal is now expected by January 2007.

Although strong loan growth has been a key factor in the Company’s 2006 performance, growth in non-interest income and well-controlled non-interest operating expenses have also contributed. Non-interest income grew by 10% for the nine months ended September 30th and by 6% for the quarter, compared to 2005, due principally to higher service charges on deposits and an increase in other fees such as bill-pay income and operating lease income. The year-to-date increase came despite a $523,000 drop in loan sale income, caused by the bulk sale of $21 million in mortgage loans at a gain of over $500,000 in the first quarter of 2005. However, the first quarter of 2005 also includes a $330,000 write-down of the Company’s investment in Diversified Holdings, Inc., a title insurance holding company.

The increase in non-interest expense was minimal mainly because of lower marketing, consulting, audit and legal costs, and because the prior year includes a $550,000 charge to write-down a foreclosed property (of which $350,000 was recognized in the third quarter of 2005). Salaries and benefits were about 7% higher for the first nine months of 2006 and 13% higher for the quarter, due to normal annual increases and the addition of staff for our two newest branches. The increase in year-to-date salaries would have been higher if not for the additional deferral of $386,000 in salaries directly related to loan originations, which constitutes an increase of 15% in the deferral for the first nine months of 2006 relative to 2005. Also having a positive impact on salaries and benefits for 2006 relative to 2005 were declines of $146,000 and $48,000 in workers compensation costs for the first nine months and third quarter, respectively. Occupancy expense increased by 6% for the first nine months and 8% for the third quarter of 2006 as the result of rent and depreciation related to new branches, an increase in physical security costs, and an increase in the cost of utilities. With regard to future operating expense expectations, Ken Taylor, Executive Vice President and Chief Financial Officer, noted that a $358,000 early termination fee associated with the

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Sierra Bancorp Financial Results

October 23, 2006

Company’s online banking platform conversion is expected as a non-recurring expense in the fourth quarter of 2006.

“Our returns in 2006 have been high compared to most of our peer banks, and our net interest margin is still far in excess of industry averages,” observed Taylor, “but we are keenly aware that deposit growth and margin compression are issues that demand immediate attention.” He explained that much of the Company’s energy is currently focused on deposits, but noted that the development of deposit relationships has a relatively long lead time. An enhanced retail deposit product line-up is in the works, and should be rolled out in January 2007 in unison with increased promotional efforts. Furthermore, remote deposit imaging capabilities are expected to be implemented within the next couple of months, adding to an already strong suite of products for commercial deposit customers. Internal incentive programs are also being utilized.

2005 Reclassifications

To provide consistency with 2006 financial reporting there were several reclassifications of 2005 income statement amounts, including but not necessarily limited to the following: Dividends received on restricted stock totaling $183,000 for the nine months ended September 30th and $55,000 for the third quarter were moved out of interest income and into other non-interest income; late charge income of $167,000 for the first nine months and $65,000 for the third quarter was reclassified from service charges on deposits to other non-interest income; the $330,000 write-down of Diversified Holdings was reclassified from a loss on investment to a reduction of other non-interest income; and tax credit partnership pass-through losses totaling $634,000 for the first nine months and $150,000 for the third quarter were reclassified from other non-interest expenses to a reduction of other non-interest income. Furthermore, average balances originally reported for the first nine months of 2005 were calculated using an extra day, and were thus slightly understated. They have been recalculated and reported herein using the correct number of days.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 29th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.17 billion in total assets and currently maintains twenty branch offices, an agricultural credit center, and an SBA center. In September 2006, Sierra Bancorp was ranked as the 13th best performing mid-tier bank in the nation by U.S. Banker magazine, based on three-year average return on equity.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings.

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Sierra Bancorp Financial Results

October 23, 2006

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2006	9/30/2005	% Change	9/30/2006	9/30/2005	% Change
Interest Income	$21,131	$16,921	24.9%	$59,015	$46,807	26.1%
Interest Expense	7,183	3,499	105.3%	17,467	9,408	85.7%

Net Interest Income	13,948	13,422	3.9%	41,548	37,399	11.1%
Provision for Loan & Lease Losses	1,051	450	133.6%	3,150	2,350	34.0%

Net Int after Provision	12,897	12,972	-0.6%	38,398	35,049	9.6%
Service Charges	1,498	1,447	3.5%	4,493	4,013	12.0%
Loan Sale & Servicing Income	25	38	-34.2%	45	605	-92.6%
Other Non-Interest Income	1,276	1,162	9.8%	3,676	2,819	30.4%
Gain (Loss) on Investments	9	9	0.0%	9	9	0.0%

Total Non-Interest Income	2,808	2,656	5.7%	8,223	7,446	10.4%
Salaries & Benefits	4,083	3,630	12.5%	12,194	11,449	6.5%
Occupancy Expense	1,672	1,544	8.3%	4,822	4,540	6.2%
Other Non-Interest Expenses	2,536	2,854	-11.1%	7,835	8,798	-10.9%

Total Non-Interest Expense	8,291	8,028	3.3%	24,851	24,787	0.3%
Income Before Taxes	7,414	7,600	-2.4%	21,770	17,708	22.9%
Provision for Income Taxes	2,512	2,754	-8.8%	7,319	5,850	25.1%

Net Income	$4,902	$4,846	1.2%	$14,451	$11,858	21.9%

Tax Data
Tax-Exempt Muni Income	$519	$398	30.4%	$1,509	$1,095	37.8%
Tax-Exempt BOLI Income	$142	$198	-28.3%	$578	$559	3.4%
Interest Income - Fully Tax Equiv	$21,410	$17,126	25.0%	$59,828	$47,371	26.3%
Net Charge-Offs (Recoveries)	$729	$(213)		$1,632	$(254)

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2006	9/30/2005	% Change	9/30/2006	9/30/2005	% Change
Basic Earnings per Share	$0.50	$0.50	0.0%	$1.48	$1.21	22.3%
Diluted Earnings per Share	$0.48	$0.47	2.1%	$1.41	$1.14	23.7%
Common Dividends	$0.14	$0.11	27.3%	$0.40	$0.33	21.2%
Wtd. Avg. Shares Outstanding	9,774,347	9,786,469		9,764,370	9,774,672
Wtd. Avg. Diluted Shares	10,289,189	10,366,161		10,276,702	10,385,287
Book Value per Basic Share (EOP)	$9.08	$7.96	14.1%	$9.08	$7.96	14.1%
Tangible Book Value per Share (EOP)	$8.51	$7.39	15.2%	$8.51	$7.39	15.2%
Common Shares Outstanding (EOP)	9,788,005	9,733,305		9,788,005	9,733,305

KEY FINANCIAL RATIOS	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2006	9/30/2005		9/30/2006	9/30/2005
Return on Average Equity	22.73%	25.03%		23.31%	21.27%
Return on Average Assets	1.68%	1.88%		1.74%	1.57%
Net Interest Margin (Tax-Equiv.)	5.44%	5.89%		5.66%	5.61%
Efficiency Ratio (Tax-Equiv.)	48.53%	49.06%		48.84%	54.02%
Net C/O’s to Avg Loans (not annualized)	0.09%	-0.03%		0.20%	-0.04%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2006	9/30/2005	% Change	9/30/2006	9/30/2005	% Change
Average Assets	$1,155,046	$1,022,206	13.0%	$1,112,817	$1,008,308	10.4%
Average Interest-Earning Assets	$1,037,479	$918,305	13.0%	$1,000,040	$905,419	10.5%
Average Gross Loans & Leases	$846,987	$712,345	18.9%	$805,430	$698,999	15.2%
Average Deposits	$827,117	$786,848	5.1%	$821,628	$772,790	6.3%
Average Equity	$85,564	$76,812	11.4%	$82,879	$74,539	11.2%

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Sierra Bancorp Financial Results

October 23, 2006

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	9/30/2006	12/31/2005	9/30/2005	Annual Chg
ASSETS
Cash and Due from Banks	$41,870	$50,147	$43,508	-3.8%
Securities and Fed Funds Sold	190,194	193,676	202,428	-6.0%
Agricultural	12,373	9,898	9,639	28.4%
Commercial & Industrial	138,093	110,683	111,612	23.7%
Real Estate	628,528	537,182	523,077	20.2%
SBA Loans	25,637	24,190	23,629	8.5%
Consumer Loans	55,693	51,006	49,357	12.8%
Consumer Credit Card Balances	8,169	8,401	8,136	0.4%

Gross Loans & Leases	868,493	741,360	725,450	19.7%
Deferred Loan Fees	(3,250)	(2,250)	(1,598)	103.4%

Loans & Leases Net of Deferred Fees	865,243	739,110	723,852	19.5%
Allowance for Loan & Lease Losses	(10,848)	(9,330)	(11,446)	-5.2%

Net Loans & Leases	854,395	729,780	712,406	19.9%
Bank Premises & Equipment	18,343	18,055	17,469	5.0%
Other Assets	68,427	61,028	60,814	12.5%

Total Assets	$1,173,229	$1,052,686	$1,036,625	13.2%

LIABILITIES & CAPITAL
Demand Deposits	$253,926	$282,451	$262,004	-3.1%
NOW / Savings Deposits	124,322	140,989	143,724	-13.5%
Money Market Deposits	127,948	107,045	105,341	21.5%
Time Certificates of Deposit	324,798	285,186	283,618	14.5%

Total Deposits	830,994	815,671	794,687	4.6%
Subordinated Debentures	46,392	30,928	30,928	50.0%
Other Interest-Bearing Liabilities	190,571	113,861	119,133	60.0%

Total Deposits & Int.-Bearing Liab.	1,067,957	960,460	944,748	13.0%
Other Liabilities	16,396	13,463	14,436	13.6%
Total Capital	88,876	78,763	77,441	14.8%

Total Liabilities & Capital	$1,173,229	$1,052,686	$1,036,625	13.2%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	9/30/2006	12/31/2005	9/30/2005	Annual Chg
Non-Accruing Loans	$565	$309	$2,932	-80.7%
Over 90 Days PD and Still Accruing	—	—	143	-100.0%
Other Real Estate Owned	—	533	545	-100.0%

Total Non-Performing Assets	$565	$842	$3,620	-84.4%

Non-Perf Loans to Total Loans	0.07%	0.04%	0.42%
Non-Perf Assets to Total Assets	0.05%	0.08%	0.35%
Allowance for Ln Losses to Loans	1.25%	1.26%	1.58%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2006	12/31/2005	9/30/2005
Shareholders Equity / Total Assets	7.6%	7.5%	7.5%
Loans / Deposits	104.5%	90.9%	91.3%
Non-Int. Bearing Dep. / Total Dep.	30.6%	34.6%	33.0%

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